UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2007

PROLIANCE INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-13894 (Commission File Number)	34-1807383 (I.R.S. Employer Identification No.)

100 Gando Drive, New Haven, Connecticut 06513 (Address of principal executive offices, including zip code)

(203) 401-6450
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(b) On September 19, 2007, as part of its previously announced restructuring initiative, Proliance International, Inc. (the “Company”) eliminated the position of Executive Vice President - Operations. In accordance with this restructuring action, David J. Albert was terminated from his position as Executive Vice President – Operations of the Company.

(e) In accordance with the provisions of the previously-disclosed Proliance International, Inc. Executive Severance Plan (the “Plan”), Mr. Albert will receive a severance benefit consisting of continued bi-weekly payment of his salary of $280,000 per year for a period of two years after the effective date of his separation from service; provided that if Mr. Albert secures other full-time employment during the two-year period, payments shall cease as of the date his new employment commences. In accordance with the Plan and Internal Revenue Code Section 409A, no payments will be made to Mr. Albert before the date which is six (6) months after the date of his separation from service. Upon completion of this six month period, any benefits accrued but unpaid shall thereupon be paid to Mr. Albert.

On September 19, 2007, the Company also entered into a Settlement, Non-Competition and Release Agreement with Mr. Albert pursuant to which the Company agreed to pay Mr. Albert a lump-sum payment of $50,000 in consideration for a two year covenant not to compete with the Company, a release of claims by Mr. Albert and a three year non-solicitation covenant. The agreement also provides that during the period Mr. Albert is receiving severance payments under the Plan he will be provided with group health insurance benefits as if he were still an employee (less amounts payable by Mr. Albert had he remained employed by the Company).

The foregoing description of the Settlement, Non-Competition and Release Agreement does not purport to be complete and is qualified in its entirety by reference to the Settlement, Non-Competition and Release Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits – The following exhibits are filed as part of this report:
10.1	Settlement, Non-Competition and Release Agreement dated September 19, 2007 between Proliance International, Inc. and David Albert

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PROLIANCE INTERNATIONAL, INC.
Date: September 20, 2007	By:	/s/ Charles E. Johnson
Charles E. Johnson President and Chief Executive Officer